Governance

Code of Conduct

It is the policy of Safety, Income and Growth, Inc. ("Safety") that our business shall be conducted in accordance with the highest moral, legal and ethical standards. Our reputation for integrity is our most important asset and each officer and member of the Board of Directors of Safety and each officer, employee and member of the board of our external manager (the "Manager") (collectively, "covered persons") must contribute to the care and preservation of that asset.

This reputation for integrity is the cornerstone of the public's faith and trust in Safety; it is what provides us an opportunity to serve our investors, customers and other stakeholders. A single individual's misconduct can do much to damage a hard-earned reputation. No code of business conduct or ethics can effectively substitute for the thoughtful behavior of an ethical representative of Safety. This Code of Conduct is presented to assist covered persons in guiding their conduct to enhance the reputation of Safety. The Code supersedes all previous codes and policy statements.

The Code is drafted broadly. In that respect, it is Safety's intent to exceed the minimum requirements of the law and industry practice. Mere compliance with the letter of the law is not sufficient to attain the highest ethical standards. Good judgment and great care must also be exercised to comply with the spirit of the law and of this Code.

The provisions of the Code apply to covered persons, their spouse or domestic partner, and members of their immediate family. In addition, it covers any partnership, trust, or other entity, which an employee, his or her spouse or members of his or her immediate family control.

Safety intends to enforce the provisions of this Code vigorously. Violations could lead to sanctions, including dismissal, as well as, in some cases, civil and criminal liability.

Inevitably, the Code addresses questions and situations that escape easy definition. No corporate code can cover every possible question of business practice. If there is any doubt about how the Code applies, employees are advised to ask before taking any action.

Safety has established a Compliance Committee that administers Safety's overall compliance program, including the Code of Conduct. The Committee consists of Safety's Chief Investment Officer and Chief Legal Officer, Chief Operating Officer and the General Counsel, Corporate & Secretary. Additional persons may be added to the Compliance Committee from time to time.

Upholding the Code is the responsibility of every covered person. Department heads are responsible for Code enforcement in their departments and managers are accountable for the employees who report to them.

Questions About The Code; Reporting Suspected Violations

Any questions about how to interpret the Code of Conduct should be raised with the Compliance Committee. The General Counsel, Corporate & Secretary, has been designated as Chief

Compliance Officer (the "Compliance Officer") for purposes of enforcing the Code and he may be contacted by telephone at (415) 263 8639, by confidential fax at (415) 367-8994.

If a covered person knows of or suspects any illegal or unethical conduct, or any other violation of the Code, he or she should promptly report this to his or her supervisor or the Compliance Officer. If a covered person is not comfortable doing so for any reason, or, feels that appropriate action is not being taken, he or she should contact any other member of the Compliance Committee, or the Chief Executive Officer, or the Chairman of the Audit Committee of the Board of Directors. Covered persons are not required to identify themselves when reporting a violation.

To the extent possible, Safety will keep confidential the identity of anyone reporting a violation of the Code of Conduct. Safety will keep confidential the identities of covered persons about whom allegations of violations are brought, unless or until it is established that a violation has occurred.

It is Safety's policy that retaliation against covered persons who report actual or suspected Code violations is prohibited; anyone who attempts to retaliate will be subject to disciplinary action, up to and including termination.

Safety also established an independent hotline service that may be used by covered persons who wish to report any concerns or suspected violations of our standards of conduct, policies or laws and regulations, on an anonymous basis or otherwise.

The Hotline number is: 1-888-475-8376

Conflicts of Interest

Safety relies on the integrity and undivided loyalty of the covered persons to maintain the highest level of objectivity in performing their duties. Each individual is expected to avoid any situation in which personal interests conflict, or have the appearance of conflicting, with those of Safety. Individuals must not allow personal considerations or relationships to influence them in any way when representing Safety in business dealings.

A conflict situation can arise when a covered person takes actions or has interests that may make it difficult to perform work on behalf of Safety objectively and effectively. Conflicts also arise when a covered person, or a member of his or her family, receives improper personal benefits as a result of his or her position with Safety. Loans to, or guarantees of obligations of, such persons are of special concern.

All covered persons must exercise great care any time their personal interests might conflict with those of Safety. The appearance of a conflict often can be as damaging as an actual conflict. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest. Interested members of the Board of Directors are expected to make appropriate disclosures to the Board and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving Safety as to which they are interested parties, or with respect to which a real or apparent conflict of interest exists.

The following sections review several common problems involving conflicts of interest. The list is not exhaustive. Each individual has a special responsibility to use his or her best judgment to assess objectively whether there might be even the appearance of acting for reasons other than to benefit Safety, and to discuss any conflict openly and candidly with Safety.

A. Payments and Gifts

Covered persons who deal with Safety's tenants, borrowers, suppliers or other third parties are placed in a special position of trust and must exercise great care to preserve their independence. As a general rule, no covered person should ever receive a payment or anything of value in exchange for a decision involving Safety's business. Similarly, no covered person should ever offer anything of value to government officials or others to obtain a particular result for Safety. Bribery, kickbacks or other improper payments have no place in Safety's business.

Safety recognizes exceptions for token gifts of nominal value (less than $250) or customary business entertainment, when a clear business purpose is involved. The Compliance Committee should be consulted if there is any doubt about the policy's application.

B. Personal Financial and Outside Business Interests

Covered persons should avoid any outside financial interests that might be in conflict with the interests of Safety. No covered person may have any significant direct or indirect financial interest in, or any business relationship with, a person or entity that does business with Safety or is a competitor of Safety. A financial interest includes any interest as an owner, creditor or debtor. Indirect interests include those through an immediate family member or other person acting on his or her behalf. This policy does not apply to an employee's arms-length purchases of goods or services for personal or family use, or to the ownership of shares in a publicly held corporation.

Covered persons should not engage in outside jobs or other business activities that compete with Safety in any way. Further, any outside or secondary employment (moonlighting) may interfere with the job being performed for Safety is discouraged. Under no circumstances may covered persons have outside interests that are in any way detrimental to the best interests of Safety.

Personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing judgment or decisions as Safety employee must be disclosed to the Compliance Committee. The Compliance Committee will then determine if there is a conflict and, if so, how to resolve it without compromising Safety's interests.

C. Corporate Boards

The member of the board of directors of an organization has access to sensitive information and charts the course of the entity. If a covered person is invited to serve as a member of the board of directors of an outside organization, Safety must take safeguards to shield both Safety and the covered person from even the appearance of impropriety. For that reason, any covered person invited to join the Board of Directors of another organization (including a nonprofit or other charitable organization), must obtain the approval of the Compliance Committee. Directors who are invited to serve on other Boards should promptly notify the Chairman.

D. Corporate Opportunities

A covered person must not divert for personal gain any business opportunity available to Safety. The duty of loyalty to Safety is violated if the covered person personally profits from a business opportunity that rightfully belongs to Safety. This problem could arise, for example, if a covered person becomes aware through the use of corporate property, information or position of an

investment opportunity (either a loan or equity transaction) in which Safety is or may be interested, and then participates in the transaction personally or informs others of the opportunity before Safety has the chance to participate in the transaction. A covered person also is prohibited from using corporate property, information or position for personal gain. Covered persons owe a duty to Safety to advance its legitimate interests when the opportunity to do so arises and, in the case of an interested member of the Board of Directors, such member of the Board of Directors is aware of Safety's possible interest through the use of corporate property, information or position.

Use and Protection of Company Assets

Proper use and protection of Safety's assets is the responsibility of all covered persons. Safety facilities, materials, equipment, information and other assets should be used only for conducting Safety's business and are not to be used for any unauthorized purpose. Covered persons should guard against waste and abuse of Safety assets in order to improve Safety's productivity.

Confidentiality

One of Safety's most important assets is its confidential corporate information. Safety's legal obligations and its competitive position often mandate that this information remain confidential.

Confidential corporate information relating to Safety's financial performance (e.g. quarterly financial results of Safety's operations) or other transactions or events can have a significant impact on the value of Safety's securities. Premature or improper disclosure of such information may expose the individual involved to onerous civil and criminal penalties.

Covered persons must not disclose confidential corporate information to anyone outside Safety, except for a legitimate business purpose (such as contacts with Safety's accountants or its outside lawyers). Even within Safety, confidential corporate information should be discussed only with those who have a need to know the information. A covered person's obligation to safeguard confidential corporate information continues even after he or she leaves Safety.

The same rules apply to confidential information relating to other companies with which we do business. In the course of the many pending or proposed transactions that Safety has under consideration at any given time, our covered persons may have access to a great deal of non-public information relating to other companies. This could include material information that is likely to affect the value of the securities of the other companies.

Covered persons who learn material confidential information about suppliers, customers, venture partners, acquisition targets or competitors through their work at Safety must keep it confidential and must not buy or sell stock in such companies until after the information becomes public. Covered persons must not give confidential tips about such companies to others who may buy or sell the stocks of such companies.

Safety has issued a detailed Statement of Policy Concerning Insider Trading and Special Trading Procedures regarding the use of confidential information in connection with trading in securities. Covered persons should become familiar with this policy and the procedures it requires. Any questions regarding trading in Safety or other securities or on the basis of confidential information should be directed to the Compliance Officer.

Dealings With The Press and Communications with the Public

Safety's Chief Executive Officer and Chief Financial Officer are Safety's principal spokespeople. If someone outside Safety asks questions or requests information regarding Safety, its business or financial results, employees should not attempt to answer. All requests for information – from reporters, securities analysts, shareholders or the general public – must be referred to the Chief Financial Officer, who will handle the request or delegate it to an appropriate person.

Accounting Matters

Internal Accounting Controls

Safety places the highest priority on best practices disclosure. Our annual reports, quarterly reports and press releases, and other public disclosure of Safety's financial results, reflect how seriously we take this responsibility.

To this end, we have established an internal Disclosure Committee, which includes key members of senior management responsible for our internal financial and risk management controls and our other business functions. This Committee meets on a quarterly basis, and additionally when issues arise, to discuss the state of Safety's internal controls, reporting systems and the integrity of our financial information relative to our disclosure obligations. This Committee assists senior management and the Audit Committee of the Board in overseeing Safety's internal control systems and evaluating our public disclosure processes.

Each covered person shares this responsibility with senior management and the Board of Directors and must help maintain the integrity of Safety's financial records. Safety trusts that every covered person understands that protecting the integrity of our information gathering, information quality, internal control systems and public disclosures is one of the highest priorities we have as a Company.

If a covered person ever observes conduct that causes him/her to question the integrity of our internal accounting controls and/or disclosure, or one otherwise has reason to doubt the accuracy of our financial reporting, it is imperative that these concerns are brought to our attention immediately. Covered persons should promptly report any concerns to the Compliance Officer or any member of the Disclosure Committee. If a covered person is not comfortable providing his or her name, he or she may report anonymously. Any kind of retaliation against a covered person for raising these issues is strictly prohibited and will not be tolerated.

Improper Influence on The Conduct of Audits

It is unlawful for any officer or member of the Board of Directors of Safety, or any other person acting under the direction of such person, to take any action to fraudulently influence, coerce, manipulate, or mislead the independent accountants engaged in the performance of an audit of Safety's financial statements for the purpose of rendering such financial statements materially misleading. Any such action is a violation of this Code of Conduct. Types of conduct that might constitute improper influence include the following:

- Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services;

- Providing an auditor with inaccurate or misleading legal analysis;
- Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to Safety's accounting practices or procedures;
- Seeking to have a partner removed from the audit engagement because the partner objects to Safety's accounting practices or procedures;
- Blackmailing; and
- Making physical threats. Any covered person who engages in such conduct will be subject to sanctions under the Code, including dismissal in the case of an employee, in addition to potential civil and criminal liability.

Records Retention

Documents and other records that are owned and possessed by Safety (whether created or obtained by Safety or any of its subsidiaries) shall be retained for an appropriate period only, in accordance with legal requirements, business practices and policies and procedures that may be adopted by Safety, as modified from time to time.

Safety documents and other records shall be retained in an appropriate medium and in a secure environment in accordance with Safety's policies and procedures.

Safety documents and other records shall be routinely disposed of at the end of the appropriate retention period in accordance with Safety's policies and procedures. However, Safety documents and other records shall not be disposed of, notwithstanding that the appropriate retention period has expired, if they must be retained for regulatory or legal reasons. Covered persons are obligated to inform their supervisors, other senior officers or members of the Compliance Committee as soon as they become aware of any circumstances, such as pending or threatened litigation or governmental investigation, which may make retention of Safety documents or other records necessary beyond the appropriate retention period. If an employee is unsure as to whether to dispose of Safety documents or other records, please preserve the materials and check with the Compliance Committee.

Legal Compliance

Pertinent laws of every jurisdiction in which Safety operates must be followed. Each covered person is charged with the responsibility of acquiring sufficient knowledge of the laws relating to his or her particular duties in order to recognize potential dangers and to know when to seek legal advice. In any instance where the law is ambiguous or difficult to interpret, the matter should be reported to management who in turn will seek legal advice from Safety's legal counsel as appropriate.

Fair Dealing

It is Safety's policy to deal fairly with its customers, suppliers, competitors and employees. In the course of business dealings on behalf of Safety, no covered person should take advantage of

another person or party through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practice.

Enforcement

The conduct of each covered person matters vitally to Safety. A misstep by a single covered person can cost Safety dearly; it undermines all of our reputations. For these reasons, violations of this Code of Conduct may lead to significant penalties, including dismissal.

Waivers

Any waiver of this Code of Conduct for executive officers or directors of Safety may be made only by the Board of Directors, or by a Board Committee specifically authorized for this purpose, and must be promptly disclosed to Safety's shareholders.